EXHIBIT 99.1

DATAWATCH CORPORATION REPORTS RESULTS
FOR FIRST QUARTER 2008

Chelmsford, MA—January 31, 2008— Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management (EIM), today announced results for its first quarter ended December 31, 2007.

Revenues for the quarter ended December 31, 2007 were $6,067,000, up by 5 percent when compared to $5,776,000 for the quarter ended December 31, 2006. Net income for the first quarter of fiscal 2007 was $247,000, or $0.04 per diluted share, compared to a net income of $34,000, or $0.01per diluted share, for the first quarter of fiscal 2006.

As of December 31, 2007, the Company had $3,833,000 in net cash and cash equivalents, an increase of $1,435,000, or 60 percent, compared to December 31, 2006.

Commenting on the Q1 results, President and CEO Ken Bero said, “We are pleased with having achieved revenue growth and improved profitability compared to the same quarter last year.  Our Q1 results underscore our customers’ growing information requirements within the converging Business Intelligence and Content Management markets and Datawatch’s focus and execution on delivering unique Enterprise Information Management (EIM) solutions to address those needs.”

During the last quarter, Datawatch saw continued adoption in many different areas of its world-leading report mining and business analytics Monarch technology.  Revenues were bolstered by the release of Monarch Version 9, German edition, the full recognition of the ongoing Datawatch|BDS maintenance revenue stream from the May 2006 acquisition of the Radiant Document Solutions Group from Clearstory Systems, Inc. and a strong services quarter.  The Company also closed two significant Monarch|RMS (Report Mining Server) opportunities in the banking industry. These solutions added powerful BI capabilities to the customers’ existing Hyland Software’s OnBase content management systems.  Datawatch also signed partnerships with several new Hyland Software OnBase and IBM Content Manager OnDemand partners for Monarch|RMS.

“We are pleased to see positive results from our focus on Enterprise Information Management,” added Bero.  “Datawatch allows customers to bridge the gap between structured information from databases and archived business documents, with cutting-edge EIM solutions that address the immediate need for actionable data at a fraction of the time, cost and complexity of traditional BI solutions.  The demand for this type of quick and easy solution is increasing significantly in the wake of the 2007 BI market consolidation.”

As previously announced, Datawatch will host a live webcast to discuss its first quarter 2008 results today at 2:00 p.m. (EST). The webcast can be accessed at:  http://www.vcall.com/IC/CEPage.asp?ID=124884.  Please register at least 15 minutes early to download any necessary audio software. An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation, (NASDAQ-CM: DWCH), a leader in Enterprise Information Management, helps companies make better decisions and solve business problems by simplifying access to information. Unique among EIM vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 20,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass. with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2007. Any forward-looking statements should be considered in light of those factors.

Datawatch, the Datawatch logo, Monarch and Monarch|RMS are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

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Investor Contact:
Datawatch Investor Relations
978-441-2200 ext. 8323
investor@datawatch.com

Media Contacts:
Susan Willson
Greenough Communications
swillson@greenoughcom.com
Phone: (617) 275-6529
Mobile: (617) 767-6901

Lisa G. Kilpatrick
Marketing Communications Manager
lisa_kilpatrick@datawatch.com
Phone: (978) 441-2200, ext. 8240
Fax: (978) 453-4443

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended December 31,
	2007	2006
REVENUE:
Software licenses and subscriptions	$3,333	$3,438
Maintenance and services	2,734	2,338
Total revenue	6,067	5,776

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	572	537
Cost of maintenance and services	1,120	1,032
Sales and marketing	2,220	2,344
Engineering and product development	749	705
General and administrative	1,206	1,068
Total costs and expenses	5,867	5,686
INCOME FROM OPERATIONS	200	90
Other income (expense), net	96	(33)
INCOME BEFORE INCOME TAXES	296	57
Provision for income taxes	49	23
NET INCOME	$247	$34

Net income per share - Basic	$0.04	$0.01
Net income per share - Diluted	$0.04	$0.01

Weighted Average Shares Outstanding – Basic	5,654	5,513

Weighted Average Shares Outstanding – Diluted	5,910	5,735

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
	December 31,	September 30,
	2007	2007
	(unaudited)	(unaudited)
Cash and cash equivalents	$3,833	$3,841
Accounts receivable, net	3,967	4,174
Inventories	54	48
Prepaid expenses	453	527
Total current assets	8,307	8,590
Property and equipment, net	874	856
Intangible and other assets, net	8,856	8,891

	$18,037	$18,337

Line of credit	$—	$—
Accounts payable and accrued expenses	3,609	4,054
Deferred revenue - current portion	4,406	4,486
Accrued cost of acquisition - IDARS business	—	329
Total liabilities	8,015	8,869

Total long-term liabilities	568	448

Total shareholders’ equity	9,454	9,020
	$18,037	$18,337